Exhibit 10.5

DEVELOPMENT ALLIANCE AGREEMENT

THIS IS A DEVELOPMENT ALLIANCE AGREEMENT (“Agreement”), entered into this 10th day of March, 2011, by and among KEYWORKS-KEYEXPRESS, LLC (“KeyWorks”), a Nevada limited liability company having an address at 1016 W. University Ave., Suite 107, Flagstaff, Arizona 86001, THE HILLMAN GROUP, INC. (“Hillman”), a Delaware corporation having an address at 10590 Hamilton Ave., Cincinnati, Ohio 45231, and, solely for purposes of Subsection 2.6 (“Additional Agreements”) and Subsection 3.2 (“By Members”) and SECTION 16 (“GENERAL”) the persons identified as Members on the signature pages hereto.

RECITALS

A. KeyWorks is in the business of designing and developing technology for use in key-duplicating kiosk devices, including without limitation do-it-yourself devices;

B. Hillman is involved in the key duplication business, and owns and markets the AXXESS Precision Key Duplication System®;

C. Hillman and KeyWorks now wish to work together to enhance Hillman’s key duplication business pursuant to the terms of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

AGREEMENT

1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

“Assigned Items” shall have the meaning assigned to it in Subsection 9.1 (“Assignment”).

“Confidential Information” shall have the meaning assigned to it in SECTION 10 (“CONFIDENTIAL INFORMATION”).

“Copyrights” shall mean, as they exist anywhere in the world, all copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights, and all rights therein provided by international treaties or otherwise, that are owned or held by KeyWorks, the Members or the Primary Subcontractors and which relate to the design, development, manufacture, marketing and servicing of Key Machines.

“Development Plan” shall have the meaning assigned to it in Subsection 6.1(A) (“Traditional Market”).

“Disclosing Party” shall have the meaning assigned to it in SECTION 10 (“CONFIDENTIAL INFORMATION”).

“Effective Date” shall mean the Closing Date as defined in the TagWorks Purchase Agreement.

“Existing IP” shall have the meaning assigned to it in Subsection 2.2 (“Assignment by KeyWorks”).

“FastKey” shall mean Hillman’s self-serve key-cutting product as exists as of the Effective Date, or as modified during the Term, but not to include any modifications, enhancements, updates or changes that include any Existing IP or any of the work or Intellectual Property carried out or created in whole or in part by KeyWorks, the Members or the Primary Subcontractors under this Agreement.

“Fee” shall mean any amounts payable to KeyWorks pursuant to this Agreement.

“Hillman Board” shall have the meaning assigned to it in Subsection 4.2 (“ITAB”).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, brand names, designs, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill associated therewith; (c) all copyrightable works, all copyrights, including all applications, registrations, renewals and extensions in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets, and, to the extent confidential, know-how, inventions, processes, procedures, customer lists and personally-identifiable information, databases, confidential business information, ideas, research and development, formulae, notes, technical data, designs, drawings, specifications, supplier lists; pricing and cost information, business and marketing plans and proposals and other confidential proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); (f) all computer programs, whether in source code or object code form, all data, database specifications, designs and compilations, and all documentation relating to any of the foregoing; (g) all domain names (including any sub-domain names), internet addresses and other computer user identifiers and any proprietary rights in and to sites on the world wide web, including proprietary rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites; (h) all advertising and promotional materials; and (i) all other proprietary rights substantially similar to the foregoing.

“ITAB” shall have the meaning assigned to it in Subsection 4.2 (“ITAB”).

“Key” shall mean any key or key/sleeve unit that is cut with a Key Machine, including without limitation any Self-Serve Kiosk or any Non-Traditional Machine.

“Key Machines” shall mean key-duplicating kiosk devices, including without limitation Self-Serve Kiosks and Non-Traditional Machines.

“Knowledge” means, when used with respect to KeyWorks, the actual knowledge of the Members.

“Members” shall mean George Hagen, Mark Yeary, Michael Mueller, Richard McWilliams, Robert Semple and Kenneth Booth, Esq., who directly or indirectly hold membership interests in KeyWorks and such additional members of KeyWorks as shall from time to time exist.

“Minimum Fee” shall have the meaning assigned to it in Subsection 11.1(A) (“Minimum Fee”).

“Non-Traditional Machine” shall have the meaning assigned to it in Subsection 7.1(A) (“Non-Traditional Market”).

“Non-Traditional Market” shall mean non-traditional key-duplicating retail stores, such as Target, professional sports outlets, university bookstores and retail stores that once provided key-duplication services and have discontinued such service such as Things Remembered.

“Noncompetition Agreement” means a noncompetition agreement substantially in the form attached hereto as EXHIBIT A (“NONCOMPETITION AGREEMENT”).

“NPDC” shall have the meaning assigned to it in Subsection 4.3 (“NPDC”).

“Patents” shall mean those pending U.S. provisional patent applications described as such in EXHIBIT B (“ASSIGNED ITEMS”) and all patents that may issue thereon.

“Primary Subcontractors” shall mean Ryan Hamblin and Carl Ito.

“Receiving Party” shall have the meaning assigned to it in SECTION 10 (“CONFIDENTIAL INFORMATION”).

“Self-Serve Kiosk” shall have the meaning assigned to it in Subsection 6.1 (“Development of Self-Serve Kiosk”).

“Specifications” shall have the meaning assigned to it in Subsection 6.1(A) (“Traditional Market”).

“Strategy Session” shall have the meaning assigned to it in Subsection 5.2(A) (“First Strategy Session”).

“TagWorks” shall mean TAGWORKS, L.L.C., an Arizona limited liability company.

“TagWorks Purchase Agreement” shall mean that certain Membership Interest Purchase Agreement, dated as of the date hereof, by and among Hillman, TagWorks, George L. Hagen, in his capacity as representative, and the sellers named therein.

“Term” shall have the meaning assigned to it in SECTION 15 (“TERM AND TERMINATION”).

“Trade Secrets” shall mean certain non-public trade secret information known by KeyWorks, the Members and the Primary Subcontractors regarding the design, development, manufacture, marketing and servicing of Key Machines, including the information described in Exhibit B (“ASSIGNED ITEMS”)

“Trademarks” shall mean those pending U.S. trademark applications described as such in EXHIBIT B (“ASSIGNED ITEMS”) and all trademark registrations that may issue thereon, and all associated common law rights and all associated goodwill.

“Traditional Market” shall mean any or all of those entities described as such in EXHIBIT C (“TRADITIONAL MARKET”).

“Traditional Market Additional Fees” shall mean Hillman’s price increases following the Effective Date of keys or key/sleeve units that are cut with a key-duplicating kiosk device created using the Existing IP or any of the work or Intellectual Property carried out or created in whole or in part by KeyWorks, the Members or the Primary Subcontractors under this Agreement, including without limitation Self-Serve Kiosks and Non-Traditional Machines; provided, that “Traditional Market Additional Fees” shall not include any price increases related to increases in cost of goods (other than the roll-out of sleeved keys) and servicing costs, including without limitation the pass-through of commodity inflation.

2. INTELLECTUAL PROPERTY AND ASSIGNMENT.

2.1 Ownership. The parties hereby acknowledge that:

A. KeyWorks owns the Patents, the Trademarks, the Copyrights and the Trade Secrets; and

B. The Patents, the Trademarks, the Copyrights and the Trade Secrets were developed by KeyWorks at an expense of approximately one million dollars ($1,000,000).

C. Hillman owns FastKey, and notwithstanding anything to the contrary herein, including in SECTION 11 (“FEES AND PAYMENT”), in no event shall any amount be owed or paid to KeyWorks, the Members or any Primary Subcontractor with respect to any FastKey products or any keys cut with FastKey.

2.2 Assignment by KeyWorks. Upon the Effective Date and in consideration for the timely payment of Fees and other consideration, KeyWorks hereby irrevocably assigns to Hillman all its right, title and interest in and to the Patents, the Trademarks, the Copyrights and the Trade Secrets (collectively, the “Existing IP”). KeyWorks shall withdraw its intent-to-use Trademark applications if and when so directed by Hillman, in order to enable Hillman to file its own applications on the Trademarks.

2.3 Assignment by Members and Primary Subcontractors. Upon the Effective Date, KeyWorks shall ensure that each Member and each Primary Subcontractor shall irrevocably assign to Hillman his right, title and interest in and to the Existing IP pursuant to an assignment agreement in form and substance mutually satisfactory to Hillman and KeyWorks, which shall be no less favorable to Hillman than the terms of the assignments to Hillman by KeyWorks pursuant to this Agreement.

2.4 Documentation. KeyWorks hereby agrees, and shall ensure that each Member and Primary Subcontractor so agrees, to sign all documents and take all steps at Hillman’s expense as may be reasonably necessary to document the foregoing assignments. KeyWorks hereby grants, and shall ensure that each Member and each Primary Subcontractor shall grant, to Hillman a power of attorney, coupled with an interest, to execute any and all documents on their behalf and in their name for the purposes of carrying out the terms of the assignment contemplated by this SECTION 2 (“INTELLECTUAL PROPERTY AND ASSIGNMENT”), to take any and all appropriate actions and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the assignment contemplated by this SECTION 2 (“INTELLECTUAL PROPERTY AND ASSIGNMENT”). With respect to any of the Existing IP, that, for any reason, is deemed not to qualify as works made for hire or are deemed not to be effectively assigned to Hillman hereunder, KeyWorks hereby grants, and shall ensure that each Member and each Primary Subcontractor shall grant, to Hillman a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such Existing IP.

2.5 Intellectual Property Expense. The parties hereby acknowledge that as part of the approximately one million dollar ($1,000,000) expense incurred by KeyWorks as described in Subsection 2.1(B) included certain legal fees and costs in the preparation and prosecution of the applications for the Patents and Trademarks. KeyWorks agrees that it shall be solely responsible for and shall pay the first fifty thousand dollars ($50,000) in attorneys’ fees and costs in the prosecution of applications for the Patents and Trademarks after the Effective Date to KeyWorks’ counsel, Kenneth Booth, Esq. of Booth Udall, LLP, or such other counsel as Hillman and KeyWorks shall jointly select. Hillman agrees that all such fees and costs in excess of fifty thousand dollars ($50,000) shall be borne solely by Hillman.

2.6 Additional Agreements. The Members hereby agree as follows:

A. The Members shall capitalize KeyWorks properly in order for KeyWorks to perform its obligations under this Agreement. In furtherance of, and without limiting the foregoing, following the Effective Date, the Members shall contribute at least $1,000,000 in the aggregate to KeyWorks no later than ten (10) days after the Effective Date. KeyWorks hereby agrees to expend such capital in a commercially reasonable manner in order to perform its obligations under this Agreement and to facilitate effective development activities and cooperation between the parties.

B. From the date hereof and through the Effective Date, KeyWorks shall not, without the prior written consent of Hillman (such consent not to be unreasonably withheld, delayed or conditioned), take or agree to take, or cause any of the Members to take or agree to take, any action that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement or hinder the ability of the Members or KeyWorks to perform hereunder.

3. NONCOMPETITION.

3.1 By KeyWorks. In connection with the Fees payable hereunder, including the Minimum Fee, upon the Effective Date, KeyWorks hereby agrees that during the Term and during all periods during which Hillman or its affiliates are paying Fees that it shall not compete directly or indirectly with Hillman in the design, development, duplication, manufacture or marketing of: (a) keys and key-duplicating machines; (b) engraving devices or services; (c) tags; (d) letters, numbers or signs; or (e) fasteners. The parties hereto agree that the provisions of this Subsection 3.1 (“By KeyWorks”) are an integral part of this Agreement and that neither party would be entering into this Agreement without the provisions of this Subsection 3.1 (“By KeyWorks”).

3.2 By Members. In connection with the Fees payable hereunder, including the Minimum Fee, upon the Effective Date, each Member shall deliver to Hillman a Noncompetition Agreement signed by each such Member. The parties hereto agree that the provisions of this Subsection 3.2 (“By Members”) are an integral part of this Agreement and that neither party would be entering into this Agreement without the provisions of this Subsection 3.2 (“By Members”).

3.3 By Primary Subcontractors. In connection with the Fees payable hereunder, including the Minimum Fee, upon the Effective Date, KeyWorks shall deliver to Hillman Noncompetition Agreements signed by the Primary Subcontractors. The parties hereto agree that the provisions of this Subsection 3.3 (“By Primary Subcontractors”) are an integral part of this Agreement and that neither party would be entering into this Agreement without the provisions of this Subsection 3.3 (“By Primary Subcontractors”).

3.4 By Future Members. In connection with the Fees payable hereunder, including the Minimum Fee, from time to time during the Term and during all periods during which Hillman or its affiliates are paying Fees, KeyWorks shall deliver to Hillman Noncompetition Agreements signed by any new Members, which execution shall be a condition to the admission of such person as a member of KeyWorks. The parties hereto agree that the provisions of this Subsection 3.4 (“By Future Members”) are an integral part of this Agreement and that neither party would be entering into this Agreement without the provisions of this Subsection 3.4 (“By Future Members”).

3.5 Enforcement. The parties understand and agree that the enforcement of all agreements described in this SECTION 3 (“NONCOMPETITION”) shall be the responsibility of Hillman; provided, however, that KeyWorks shall cooperate reasonably with Hillman in such regard, at Hillman’s expense.

4. OBJECTIVES AND ORGANIZATION.

4.1 Objectives. The parties understand and agree that it is an objective of this Agreement for the parties to collaborate in the development of innovative and new Key Machine technologies for the Traditional Market and the Non-Traditional Market.

4.2 ITAB.

A. Responsibilities. In order to better reach the objectives described in Subsection 4.1 (“Objectives”), the parties hereby establish an “Innovation and Technology Advisory Board” (“ITAB”) which shall have the power to: (a) approve or disapprove the development “roadmap” for Key Machines; (b) approve or disapprove of the development of potential Key Machines or Key Machines features; (c) approve or disapprove of budgets, schedules and financial matters for Key Machines; (d) approve or disapprove third party agreements and relationships regarding Key Machines; and (e) approve or disapprove marketing and support plans for Key Machines. The ITAB shall confer and meet regularly, in person, by telephone or video conference, as may be agreed to from time to time by the parties. The ITAB shall report to the board of directors of Hillman (the “Hillman Board”). Each party shall be free to replace any of its members of the ITAB upon reasonable notice to the other party after the earlier of: (A) completion of the alpha version of the Self-Serve Kiosk and beta version of the Non-Traditional Machine; or (B) thirty-six (36) months from the Effective Date.

B. Membership. The members of the ITAB shall be reasonably determined by Hillman from time to time. The initial members of the ITAB shall be as follows:

1. Mick Hillman (Hillman)

2. Dave Jones (Hillman)

3. Bob Caulk (Hillman)

4. Jim Waters (Hillman)

5. Maurice Andrien (Hillman)

6. George Hagen (KeyWorks)

4.3 NPDC.

A. Responsibilities. In order to assist and make recommendations to the ITAB, the parties hereby establish a “New Product Development Committee” (“NPDC”) which shall report to the ITAB, and which shall have the power to: (a) propose to the ITAB the development “roadmap” for Key Machines; (b) propose to the ITAB the development of potential Key Machines or Key Machine features; (c) propose to the ITAB budgets, schedules and financial matters for Key Machines; (d) propose to the ITAB third party agreements and relationships regarding Key Machines; and (e) propose to the ITAB marketing and support plans for Key Machines. The NPDC shall confer and meet regularly, in person, by telephone or video conference, as may be agreed to from time to time by the parties. Each party shall be free to replace any of its members of the NPDC upon reasonable notice to the other party after the earlier of: (A) completion of the alpha version of the Self-Serve Kiosk and beta version of the Non-Traditional Machine; or (B) thirty-six (36) months from the Effective Date.

B. Membership. The members of the NPDC shall be reasonably determined by Hillman from time to time. The initial members of the NPDC shall be as follows:

1. Scott Basham (Hillman)

2. Jim McGrane (Hillman)

3. Rob Lackman (Hillman)

4. Terry Rowe (Hillman)

5. Chip Church (Hillman)

6. Dan Smercina (Hillman)

7. George Hagen (KeyWorks)

8. Mike Mueller (KeyWorks)

9. Mark Yeary (KeyWorks)

5. STRATEGY SESSIONS.

5.1 Process. The ITAB and the NPDC shall operate under a formal innovation and new product development process as agreed to by the parties and directed towards Key Machines, and which shall consider, without limitation: (a) initial feasibility research and project authorization; (b) intellectual property and market analysis; (c) proof of concept; (d) pilot testing; and (e) new product launch. The duties and procedures of the ITAB and the NPDC may be modified from time to time in the ordinary course of business by the Hillman Board.

5.2 Purpose of Strategy Sessions.

A. First Strategy Session. The parties shall use their best efforts to ensure that the ITAB, the NPDC and other critical members of the Hillman and KeyWorks teams shall engage in a first strategy planning session (the “Strategy Session”) to take place within thirty (30) days of the Effective Date. Such Strategy Sessions shall take place in the Phoenix, Arizona, metropolitan area, and shall be facilitated by an outside new products development group to be agreed to by the parties. The cost of such facilitator (which shall not exceed thirty thousand dollars ($30,000)) shall be shared equally by the parties. The Strategy Session shall focus on a “Stage Gate” or equivalent development process for the Self-Serve Kiosk. The objectives of the Strategy Session shall include: (i) establishing specific development goals; (ii) setting return on investment objectives; and (iii) setting key performance indicators.

B. Additional Strategy Sessions. The parties may agree from time to time upon additional Strategy Sessions for the Non-Traditional Machine and other development efforts in the future.

6. SELF-SERVE KIOSK.

6.1 Development of Self-Serve Kiosk.

A. Traditional Market.

1. Status. The parties understand and agree that the initial focus of the development process for the Self-Serve Kiosk shall be to integrate facilitating technology to cut the best-selling Keys; provided, however, that it is the intention of the parties that such technology will allow for easy expansion to include additional Keys for use with the Self-Serve Kiosk.

2. Development Planning Process. Subject to successful completion of the first Strategy Session, the parties shall establish and agree to in writing to a development plan (the “Development Plan”) for the first Key Machine which shall be developed by the parties for the Traditional Market (the “Self-Serve Kiosk”). The specifications and features (“Specifications”) thereof shall be subject to approval by the ITAB and the NPDC, and provided further that such Specifications shall first be provided to and approved by one (1) or more specific potential customers.

B. Development. All Intellectual Property developed by KeyWorks, its employees and independent contractors, the Members and the Primary Subcontractors in the development of the Self-Serve Kiosk shall be subject to SECTION 9 (“INTELLECTUAL PROPERTY RIGHTS”).

C. Timing and Cost. The timing and cost of the development work to be carried out for the Self-Serve Kiosk pursuant to the Development Plan shall be subject to the “Stage Gating” procedure described in Subsection 5.2(A) (“First Strategy Session”) and approved by the ITAB:

1. Alpha Version. Once the Development Plan for the Self-Serve Kiosk has been approved by the ITAB, the parties shall use their best efforts to complete development of an alpha-test version of the Self-Serve Kiosk within one hundred and eighty (180) days from such approval. Subject to the timely payment by Hillman of Fees, the cost of development of such alpha version shall be the responsibility of KeyWorks.

2. Later Versions. The parties hereby acknowledge that timely completion of other versions of the Self-Serve Kiosk, including without limitation beta test and commercial versions, shall depend in whole or in part on the decisions of corresponding customers. Where the alpha-test version of the Self-Serve Kiosk is approved by a corresponding customer, however, and where the ITAB and the NPDC have approved a pilot beta-test version, then KeyWorks shall provide the management and supervision to build, monitor and improve such beta-test version of the Self-Serve Kiosk. In such case, Hillman shall provide all necessary materials and personnel to build such beta version and shall be responsible for all associated costs.

3. Manufacturer. KeyWorks shall, and shall ensure that each Member shall, be available to assist Hillman in devising a manufacturing strategy for Key Machines. It is further the expectation of the parties that Cline Labs Inc. shall be engaged as an engineering resource and potentially a manufacturing contractor.

6.2 Contributions. The parties understand and agree that each shall provide or license without charge all necessary hardware, software and Intellectual Property as is reasonably necessary or desirable to complete development of the Self-Serve Kiosk pursuant to the Development Plan.

7. Non-Traditional Machine.

7.1 Non-Traditional Machine.

A. Non-Traditional Market. Where the parties have agreed that reasonably sufficient progress has been made in the development and rollout of the Self-Serve Kiosk as described in SECTION 6 (“SELF-SERVE KIOSK”), then in such case the parties shall thereupon design and develop a Key Machine for the Non-Traditional Market (the “Non-Traditional Machine”), but that the Specifications thereof shall be subject to approval by the ITAB and the NPDC, and provided further that such Specifications shall first be provided to and approved by one (1) or more specific potential customers. The parties understand and agree that all development costs and expenses of such Non-Traditional Machines (including no more than one (1) alpha unit and between five (5) and ten (10) beta units) shall be paid by KeyWorks.

B. Development. All Intellectual Property developed by KeyWorks, its employees and independent contractors, the Members and the Primary Subcontractors in the development of such Non-Traditional Machine shall be subject to SECTION 9 (“INTELLECTUAL PROPERTY RIGHTS”).

7.2 Contributions. The parties understand and agree that each shall provide or license without charge all necessary hardware, software and intellectual property as is reasonably necessary or desirable to complete development of the Non-Traditional Machine pursuant to its Development Plan.

8. MARKETING.

8.1 Traditional Market Accounts. Hillman shall be primarily responsible for marketing the Self-Serve Kiosk in the Traditional Market, but that KeyWorks shall reasonably assist with pilot testing and similar matters.

8.2 Non-Traditional Market Accounts. The parties shall coordinate efforts for marketing the Non-Traditional Machine in the Non-Traditional Market.

8.3 Expenses. After the Effective Date, Hillman shall ensure that TagWorks shall agree to allow KeyWorks to continue to occupy its current office space at TagWorks’ facility in Tempe, Arizona, without charge until such time as TagWorks shall terminate such right on no less than six (6) months’ written notice to KeyWorks. Otherwise, each party shall bear its own office and administrative costs.

8.4 Services. Prior to first sale of any Key Machines, the parties shall agree to a service plan to service such Key Machines in the field, and KeyWorks shall provide reasonable job training instructions and knowledge transfer to facilitate completion of such plan.

9. INTELLECTUAL PROPERTY RIGHTS.

9.1 Assignment. In consideration of Hillman’s performance hereunder, KeyWorks hereby agrees, and shall ensure that each Member and each Primary Subcontractor shall agree, to disclose promptly and in writing and to irrevocably assign to Hillman all right, title and interest in and to all the following (the “Assigned Items”): (a) all Intellectual Property made, conceived, developed or reduced to practice by KeyWorks and its employees and independent contractors, or any such Member or Primary Subcontractor during the Term with respect to Keys or Key Machines; and (b) all information developed or learned by KeyWorks, or any such Member or Primary Subcontractor during the Term, regarding research, development, new products, marketing and selling Keys or Key Machines.

9.2 Continuing Assurances. KeyWorks hereby agrees, and shall ensure that each Member and each Primary Subcontractor shall agree, to cooperate with Hillman or its designees, both during and after the Term of this Agreement, in the procurement and maintenance of Hillman’s rights described in Subsection 9.1 (“Assignment”), and to execute, when requested, any other documents reasonably necessary to document the corresponding assignments of the Assigned Items. KeyWorks hereby grants, and shall ensure that each Member and each Primary Subcontractor agrees to grant, to Hillman a power of attorney, coupled with an interest, to execute any and all documents on their behalf and in their name for the purposes of carrying out the terms of the assignment contemplated by this SECTION 9 (“INTELLECTUAL PROPERTY RIGHTS”), to take any and all appropriate actions and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the assignment contemplated by this SECTION 9 (“INTELLECTUAL PROPERTY RIGHTS”). With respect to any of the Assigned Items, that, for any reason, are deemed not to qualify as works made for hire or are deemed not to be effectively assigned to Hillman hereunder, KeyWorks hereby grants, and shall ensure that each Member and each Primary Subcontractor agrees to grant, to Hillman a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such Assigned Items.

10. CONFIDENTIAL INFORMATION.

10.1 Protection. Each party (the “Disclosing Party”) may from time to time during the Term disclose to the other party (the “Receiving Party”) certain non-public information regarding the Disclosing Party’s business, including technical, marketing, financial, personnel, planning and other information (“Confidential Information”). The term “Confidential Information” expressly includes the Trade Secrets and the work or Intellectual Property carried out or created in whole or in part by KeyWorks, the Members or the Primary Subcontractors under this Agreement.

10.2 Confidential Nature of Terms of Agreement. Each party agrees not to disclose the terms of this Agreement to any third party except as required by law, stock listing rules or regulatory authority, in order to enforce such party’s rights hereunder, or under obligation of confidence to employees, shareholders, advisors, attorneys, accountants or investment professionals.

10.3 Protection of Confidential Information. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party, and shall not use the Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement. The Receiving Party shall limit the disclosure of the Confidential Information of the Disclosing Party to the employees, shareholders or agents of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement, and who are, with respect to the Confidential Information of the Disclosing Party, bound by confidentiality terms no less restrictive than those contained herein. The Receiving Party shall provide copies of such written agreements to the Disclosing Party upon request; provided, however, that such agreement copies shall themselves be deemed the Confidential Information of the Receiving Party.

10.4 Exceptions. Notwithstanding anything herein to the contrary, Confidential Information shall not be deemed to include any information which: (a) was already lawfully known to the Receiving Party without obligation of confidence at the time of disclosure by the Disclosing Party as reflected in the written records of the Receiving Party (other than Trade Secrets or the work or Intellectual Property carried out or created in whole or in part by KeyWorks, the Members or the Primary Subcontractors under this Agreement); (b) was or becomes lawfully known to the general public without breach of this Agreement; (c) is independently developed by the Receiving Party without access to, or use of, the Confidential Information; (d) is approved in writing by the Disclosing Party for disclosure by the Receiving Party; (e) is required to be disclosed in order for the Receiving Party to enforce its rights under this Agreement; or (f) is required to be disclosed by law or by the order of a court or similar judicial or administrative body; provided, however, that the Receiving Party shall notify the Disclosing Party of such requirement, and shall cooperate reasonably with the Disclosing Party, at the Disclosing Party’s expense, in the obtaining of a protective or similar order with respect thereto.

10.5 Return of Confidential Information. The Receiving Party shall return to the Disclosing Party, destroy or erase all Confidential Information of the Disclosing Party in tangible form upon the expiration or termination of this Agreement, whichever comes first, and in both cases, the Receiving Party shall at the Disclosing Party’s request certify in writing that it has done so.

11. FEES AND PAYMENT.

11.1 Fees. Hillman shall pay certain Fees to KeyWorks as follows:

A. Minimum Fee. Subject to Subsection 15.4 (“Effect”), Hillman shall pay a minimum Fee (“Minimum Fee”) of five hundred thousand dollars ($500,000) per annual period commencing on the Effective Date (paid monthly in equal installments) for ten (10) years from the Effective Date of this Agreement. Except as provided in Subsection 15.4 (“Effect”), the parties understand and agree that such obligation shall survive for the full ten (10) year period, regardless of any expiration or termination of this Agreement. The parties further understand and agree that the Minimum Fee is not cumulative, and any actual Fees offset against it that exceed the Minimum Fee shall not be “rolled over” into any subsequent month or year. The Minimum Fee shall be offset by any amounts paid under Subsection 11.1(B) (“Fee Calculation”) hereunder.

B. Fee Calculation. Subject to Subsection 11.1(A) (“Minimum Fee”) and Subsection 15.4 (“Effect”), the Fee shall be calculated as follows:

1. Traditional Market. For all activities in the Traditional Market, the Fee shall be:

(a)	One cent ($.01) for sales by Hillman of each key unit that is cut with a key-duplicating kiosk device created using the Existing IP or any of the work or Intellectual Property carried out or created in whole or in part by KeyWorks, the Members or the Primary Subcontractors under this Agreement, including without limitation any Self-Serve Kiosk or any Non-Traditional Machine; and

(b)	Twenty-five percent (25%) of the Traditional Market Additional Fees.

2. Non-Traditional Market. For all activities in the Non-Traditional Market, the Fee shall be ten percent (10%) of all wholesale amounts owed or paid for keys or key/sleeve units that are cut with a key-duplicating kiosk device created using the Existing IP or any of the work or Intellectual Property carried out or created in whole or in part by KeyWorks, the Members or the Primary Subcontractors under this Agreement, including without limitation any Self-Serve Kiosk or any Non-Traditional Machine.

11.2 Payment. Hillman shall pay all Fees for the full Term of this Agreement, but, subject to Section 15.4 (“Effect”), Minimum Fees shall apply only for the first ten (10) years of the Term as described in Subsection 11.1(A) (“Minimum Fee”). All Fees (including without limitation Minimum Fees) shall be paid on a monthly basis, fifteen (15) days in arrears, and all such Fee payments shall be accompanied by written documentation reasonably sufficient to explain the amount and calculation of such Fees. Any late payment of Fees shall bear interest at a rate of one and one-half percent (1.5%) for each month or partial month, or the highest rate allowed by law, whichever is lower. Any failure to pay Fees timely may also be deemed a material breach of this Agreement.

11.3 Other Keys. There shall be no Fee owed or paid on sales of any key (other than as provided in Subsection 11.1(B)(1) (“Traditional Market”) and Subsection 11.1(B)(2) (“Non-Traditional Market”)), including without limitation any keys processed through the AXXESS system currently sold by Hillman or FastKey.

11.4 Audit. Hillman shall maintain complete, clear and accurate books and records describing: (a) all sales of Key Machines and Keys and any other keys subject to this Agreement; and (b) amounts owed or paid to KeyWorks with respect thereto. KeyWorks shall have the right to conduct an audit of all such books and records (through an independent third party auditor selected by KeyWorks), and to obtain true and correct photocopies thereof, during regular business hours at Hillman’s offices and in such a manner as not to interfere unreasonably with Hillman’s normal business activities. In no event shall such audits be conducted hereunder more frequently than once every twelve (12) calendar months. If any such audit shall have been determined to have resulted in an underpayment of Fees hereunder, Hillman shall promptly pay KeyWorks such underpaid amount, together with interest thereon at a rate of one and one-half percent (1.5%) per month or partial month during which each such amount was owed and unpaid, or the highest rate allowed by law, whichever is lower. If the amount of such underpayment exceeds seven and one half percent (7.5%) of amounts otherwise paid, then Hillman shall also immediately reimburse KeyWorks for KeyWorks’ expenses associated with such audit. This Subsection 11.4 (“Audit”) shall survive the expiration or termination of this Agreement.

12. RELATIONSHIP. KeyWorks’ relationship with Hillman shall be that of an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Neither KeyWorks nor Hillman is an agent of the other and neither is authorized to make any representation, contract or commitment on behalf of the other. KeyWorks, the Members and Primary Subcontractors shall not be entitled to any of the benefits which Hillman may make available to its employees, such as group insurance, profit-sharing or retirement benefits. KeyWorks shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to performance of services and receipt of fees under this Agreement. Hillman shall not withhold or make payments for Social Security, or any unemployment, disability or worker’s compensation insurance on KeyWorks, the Members or Primary Subcontractors behalf.

13. REPRESENTATIONS AND WARRANTIES.

13.1 By KeyWorks. KeyWorks hereby represents and warrants that as of the date hereof and during the Term of this Agreement and thereafter: (a) the Existing IP and the Assigned Items as delivered by KeyWorks and each Member shall be original works of KeyWorks, the Members, and/or the Primary Subcontractors, as applicable; (b) all right, title and interest in the Existing IP and the Assigned Items is owned by KeyWorks and/or the Members and shall not be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (c) neither KeyWorks nor any Member or Primary Subcontractor has granted or shall grant, directly or indirectly, any rights or interests whatsoever in the Existing IP and the Assigned Items to third parties; (d) KeyWorks has taken all reasonable actions to maintain and protect each item of Existing IP; (e) the Existing IP is all of the Intellectual Property related to Keys and Key Machines that KeyWorks, the Members and/or the Primary Subcontractors have any right, title and interest in and to; (f) to the Knowledge of KeyWorks, use of the Existing IP as contemplated under this Agreement does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any person, to the Knowledge of KeyWorks, there is no action pending or threatened alleging any infringement or violation or challenging KeyWorks’ or any of the Members’ rights in or to any Existing IP and, to the Knowledge of KeyWorks, there is no existing fact or circumstance that would be reasonably expected to give rise to any such action; (g) to the Knowledge of KeyWorks, no person is infringing or otherwise violating any Existing IP; (h) each present or past employee or contractor of KeyWorks who developed any Existing IP has executed a valid and enforceable contract with KeyWorks that conveys to KeyWorks any and all right, title and interest in and to all Intellectual Property developed by such person in connection with such person’s employment or engagement by KeyWorks and true and correct copies of such agreements are included in EXHIBIT D (“DEVELOPMENT AGREEMENTS”) hereto; (i) KeyWorks and each Member have full right and power to enter into and perform this Agreement without the consent of, or any notice to, any third party; (j) the execution, delivery and performance of this Agreement by KeyWorks and each Member does not conflict with or result in the breach of any agreement to which KeyWorks or any Member is bound or result in the loss of any rights in and to the Existing IP (other than pursuant to the assignment of the Existing IP to Hillman as provided in this Agreement); (l) all right, title and interest in and to the Existing IP and any Intellectual Property developed pursuant to this Agreement can be freely assigned and licensed without the consent of any third party; and (m) KeyWorks and each Member shall take all reasonable precautions to prevent injury to any persons (including employees of Hillman) or damage to property (including Hillman’s property).

13.2 By Hillman. Hillman hereby represents and warrants as of the date hereof and during the Term of this Agreement and thereafter that: (a) Hillman has full right and power to enter into and perform this Agreement without the consent of, or any notice to, any third party; and (b) Hillman shall take all necessary precautions to prevent injury to any persons (including employees of KeyWorks) or damage to property (including Hillman’s property).

13.3 Disclaimer. OTHER THAN AS STATED IN THIS SECTION 13 (“REPRESENTATIONS AND WARRANTIES”) ALL GOODS AND SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER PARTY OR ANY THIRD PARTY. EACH PARTY HEREBY DISCLAIMS ALL SUCH OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY, ARISING FROM CUSTOM OR TRADE OR OTHERWISE AND INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

14. LIMITATION OF LIABILITY. OTHER THAN FOR DAMAGES ARISING FROM A BREACH OF SECTION 10 (“CONFIDENTIAL INFORMATION”) OR OF SECTION 3 (“NONCOMPETITION”), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE

OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES (INCLUDING LOST PROFITS), REGARDLESS OF HOW ARISING AND REGARDLESS OF WHETHER NOTIFIED BEFOREHAND OF THE POSSIBILITY OF SUCH DAMAGES.

15. TERM AND TERMINATION.

15.1 Termination. The term of this Agreement (“Term”) shall continue for seventeen (17) years from the Effective Date, unless earlier terminated by either party as hereinafter provided.

15.2 Material Breach. Either party may terminate this Agreement at any time upon delivery of written notice for the material breach hereof by the other party which breach has remained uncured for a period of thirty (30) days after the date of written notice thereof.

15.3 Termination Before Effective Date. In the event the TagWorks Purchase Agreement is terminated pursuant to its terms prior to the closing thereof, this Agreement shall automatically (without the action of any person) and simultaneously terminate (the “Pre-Closing Termination”). In the event of such Pre-Closing Termination, neither party shall have any liability to any other party pursuant to this Agreement (including any obligation to pay any Fees hereunder).

15.4 Effect. Subject to Subsection 15.3 (“Termination Before Effective Date”), where this Agreement has expired or been terminated for any reason, each party shall retain its rights existing at such date, and without limiting the generality of the foregoing, the obligation to pay Minimum Fees shall survive any such expiration or termination; provided that such Fees (including, without limitation, any Minimum Fee) shall not be payable if KeyWorks or any of the Members or any of the Primary Subcontractors breaches its or his obligations under Subsection 2.6 (“Additional Agreements”) or SECTION 3 (“NONCOMPETITION”). Subject to Subsection 15.3 (“Termination Before Effective Date”), where this Agreement has expired or been terminated, KeyWorks shall, and shall ensure that each Member and each Primary Contractor promptly assigns, to Hillman all right title and interest in and to any Intellectual Property owned or held by such party that is related to Keys or Key Machines developed pursuant to this Agreement to the extent any such Intellectual Property has not yet been assigned to Hillman as of the date of such expiration or termination.

16. GENERAL.

16.1 Law and Mediation.

A. Choice of Law. The substantive laws of the State of Delaware as apply to contracts entered into and performed in Delaware between Delaware residents shall apply to any disputes arising hereunder and without regard to conflicts of law principles. The United Nations Convention for Contracts for the International Sale of Goods shall not apply to this Agreement.

B. Jurisdiction. Any dispute under this Agreement shall be subject to the sole jurisdiction of the State and Federal courts located in Wilmington, Delaware, and the parties hereby submit to the personal jurisdiction of such courts.

C. Mediation. Prior to the commencement of any litigation regarding any dispute under this Agreement, the complaining party shall offer the other party the opportunity to engage in non-binding mediation of no less than five (5) days, to take place in Phoenix, Arizona, before a neutral mediator, prior to the commencement of any legal proceedings. Where the parties agree to such mediation, the mediator’s fee shall be shared equally by the parties.

D. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

16.2 Severability. In case any of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16.3 Assignment.

A. Consent. Neither party shall assign any rights or obligations under this Agreement, either in whole or in part, without the prior, written consent of the other party, which shall not be unreasonably withheld. A change in control of the majority of equity ownership of KeyWorks shall be deemed an assignment hereunder; provided, however, that sales or purchases solely within the current membership group of KeyWorks shall not be deemed a change in control. Notwithstanding the foregoing, Hillman may assign this Agreement: (a) to an affiliate or; (b) after the Effective Date, in connection with a merger, consolidation or sale of all or substantially all of the assets of Hillman or TagWorks; provided, that in each case, Hillman remains liable for its obligations hereunder.

B. Effect. Where this Agreement has been assigned by KeyWorks (with Hillman’s prior, written consent), both KeyWorks and the assignee shall remain fully responsible for performance under this Agreement.

16.4 Notices. All notices, requests and other communications under this Agreement shall be in writing, and shall be: (a) mailed by registered or certified mail, postage prepaid and return receipt requested; (b) delivered by hand; or (c) sent by facsimile or electronic mail (with hard copy to follow immediately pursuant to the means described in Subsection 16.4(a) and

Subsection 16.4(b)) to the CEO of the party to whom such notice is required or permitted to be given. The mailing address for notice to either party shall be the address shown in the first paragraph of this Agreement. Any party may change its mailing address by notice as provided herein.

16.5 Injunctive Relief. Any breach of this Agreement by either party may result in irreparable and continuing damage for which there may be no adequate remedy at law, and either party shall therefore be entitled to obtain injunctive relief as well as such other and further relief as may be appropriate.

16.6 Survival. Subject to Section 15.3 (“Termination Before Effective Date”), the provisions of SECTION 1 (“DEFINITIONS”), SECTION 9 (“INTELLECTUAL PROPERTY RIGHTS”), SECTION 10 (“CONFIDENTIAL INFORMATION”), SECTION 11 (“FEES AND PAYMENT”), SECTION 13 (“REPRESENTATIONS AND WARRANTIES”), SECTION 14 (“LIMITATION OF LIABILITY”), Subsection 15.4 (“Effect”) and SECTION 16 (“GENERAL”) shall survive any expiration or termination of this Agreement.

16.7 Export and Compliance with Law. Neither party shall export, directly or indirectly, any U.S. source technical data or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations. Each party agrees that its performance hereunder shall at all times comply with all applicable laws, rules, regulations or ordinances of the United States and all other jurisdictions.

16.8 Waiver. No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party of any right under this Agreement shall be construed as a waiver of any other right. Neither party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

16.9 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

16.10 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the party affected.

16.11 Counterparts. This Agreement may be executed by the parties in separate counterparts and by facsimile, each of which, when so executed and delivered, shall be enforceable against the parties actually executing such counterparts, and all of which, when taken as a whole, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Development Alliance Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE HILLMAN GROUP, INC.

BY:	/s/ James P. Waters

TITLE:	Chief Financial Officer

DATE:	3/10/11

KEYWORKS-KEYEXPRESS, LLC

BY:	/s/ George L. Hagen

TITLE:	Managing Member

DATE:	3/10/11

MEMBERS (SOLELY FOR PURPOSES OF SUBSECTION 2.6 (“ADDITIONAL AGREEMENTS”), SUBSECTION 3.2 (“BY MEMBERS”) AND SECTION 16 (“GENERAL”)):

GEORGE L. HAGEN

BY:	/s/ George L. Hagen

TITLE:	CEO & Managing Member

DATE:	3/10/11

ADDRESS:

MARK YEARY

BY:	/s/ Mark Yeary

TITLE:	Member

DATE:	3/10/11

ADDRESS:

MICHAEL MUELLER

BY:	/s/ Michael Mueller

TITLE:	Member

DATE:	3/10/11

ADDRESS:

RICHARD P. MCWILLIAM

BY:	/s/ Richard P. McWilliam

TITLE:	Member

DATE:	3/11/11

ADDRESS:

ROBERT SEMPLE

BY:	/s/ Robert Semple

TITLE:	Member

DATE:	3/10/11

ADDRESS:

KENNETH BOOTH, ESQ.

BY:	/s/ Kenneth Booth

TITLE:	Member

DATE:	3/10/11

ADDRESS:

EXHIBIT A

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of             , 20            the (“Effective Date”), by and between THE HILLMAN GROUP, INC. (“Hillman”) and the undersigned             (“Developer”).

RECITALS

A. Hillman has entered into that certain Development Alliance Agreement with KeyWorks-KeyExpress, LLC of which Developer is a member or subcontractor (the “Development Alliance Agreement”).

B. Such Development Alliance Agreement calls for the execution of this Agreement by Hillman and Developer.

C. Capitalized terms used but not otherwise defined herein shall have the meanings provided for such terms under the Development Alliance Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements in the Development Alliance Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Developer hereby covenants and agrees as follows:

1. General. Without the prior written consent of Hillman, Developer shall not during any period during which Hillman or its affiliates are paying “Fees” (as defined in the Development Alliance Agreement) to KeyWorks-KeyExpress, LLC, compete directly or indirectly with Hillman in the design, development, duplication, manufacture or marketing of: (i) keys and key-duplicating machines; (ii) engraving devices or services; (iii) tags; (iv) letters, numbers or signs; or (v) fasteners. Provided, however, that nothing herein shall be deemed to prevent Developer from acquiring through market purchases and owning, solely as an investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer whose shares are registered under the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as Developer is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

2. Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below, or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by: (a) certified mail, return receipt requested, with postage prepaid; (b) hand delivery; or (c) reputable overnight courier such as FedEx or DHL.

To Developer:

To Hillman:

3. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants, one for each city, county and state included within the United States of America. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Hillman and Developer that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Hillman and Developer that are reasonable in light of the circumstances as they then exist and as are necessary to assure Hillman and its affiliates of the intended benefit of this Agreement. If, in any proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure Hillman and its affiliates of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that such covenants will remain in full force and effect, first, for the greatest time period and second, in the greatest geographical area that would not render them unenforceable and that would permit the remaining separate covenants to continue in full force and effect.

4. Severability. If any provision of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

5. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware, as apply to contracts entered into and performed in Delaware between Delaware residents.

6. Amendments and Waivers.

(a) This Agreement may be modified only by a written instrument duly executed by each party hereto that is affected by such modification.

(b) No waiver by a party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under applicable law.

7. Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

8. Counterparts; Facsimile. This Agreement may be executed by the parties in separate counterparts and by facsimile, each of which, when so executed and delivered, shall be enforceable against the parties actually executing such counterparts, and all of which, when taken as a whole, shall constitute one and the same instrument.

9. Section Headings and References. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof. All references herein to a section are references to a section of this Agreement, unless otherwise specified and include all subparts thereof.

10. Assigns . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that Hillman may assign its rights hereunder without the consent of Developer, to any existing or future lender to, or affiliate of, Hillman, and to any person, firm, partnership, corporation, association or other entity that acquires or succeeds to all or any part of the business of Hillman. No such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

11. Expenses. Each party hereto shall pay his, her or its own expenses in connection with the negotiation and execution of this Agreement.

THE HILLMAN GROUP, INC.

BY:

TITLE:

DATE:

[Developer]

BY:

TITLE:

DATE:

EXHIBIT B

ASSIGNED ITEMS

1. PATENTS

Application No.	Title	Docket No.	Status
61/411,148	Key Duplication Machine Identification System	1178.003	Provisional filed 11/8/2010. Utility due by 11/8/2011.

61/364,644	Key Duplication Packaging and Standard Reference Features	1178.008	Provisional filed 7/15/2010. Utility due by 7/15/2011.

61/413,099	Key Duplication Machine Cutting System	1178.010	Provisional filed 11/12/2010. Utility due by 11/12/2011.

61/411,401	Two-Key Duplication ID and Cutting Machine with Specialized Clamp	1178.011	Provisional filed 11/08/2010. Utility due by 11/08/2011.

61/432,089	Key Duplication Identification Systems and Cutting Machines and Related Methods	1178.012	Provisional filed 1/12/2011. Utility due by 1/12/2012.

2. TRADE SECRETS

The Trade Secrets shall consist of information, including formulas, patterns, compilations, programs, devices, methods, techniques, and processes related to:

A. The design, development, commercialization, manufacture, sale and service of Keys and Key Machines;

B. The design, development, commercialization, manufacture, sale and service of key sleeves and related technologies; and

C. Marketing plans, customers and potential customers for Keys and Key Machines.

3. TRADEMARKS

Application No.	Title	Docket No.	Status
77/968,934	KEYWORKS	1178.004	Notice of Allowance on 10/12/2010 — Statement of Use or Extension of Time due by 4/12/2011.

77/968,974	KEYGEN	1178.005	Notice of Allowance on 10/19/2010 — Statement of Use or Extension of Time due by 4/19/2011.

77/968,978	KEYVO	1178.006	Notice of Allowance on 10/19/2010 — Statement of Use or Extension of Time due by 4/19/2011.

77/968,984	NUEKEY	1178.007	Notice of Allowance on 10/19/2010 — Statement of Use or Extension of Time due by 4/19/2011.

85/065,918	Key Express	1178.009	Office Action received — response due by 3/27/2011.

EXHIBIT C

TRADITIONAL MARKET

1	HOME DEPOT

2	WAL-MART

3	LOWE’S

4	MENARDS CORPORATE OFFICE

5	ORCHARD BUILDING SUPPLY

6	FRED MEYER CO.

7	KMART CORPORATION

8	SEARS

9	MEIJER INC

10	PEP BOYS

11	SUTHERLANDS LUMBER & SUPPLY

12	MILLS FLEET WHSL SPLY

13	CVS PHARMACY

14	LONGS DRUG STORES

15	BI MART CORP.

16	KROGER

17	BLAIN SUPPLY

18	MCCOY’S BUILDING SUPPLY CENTERS

19	CITY MILL

20	MINYARDS

EXHIBIT D

DEVELOPMENT AGREEMENTS